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MLC Group, Inc., a Commonwealth of Virginia corporation, a wholly owned subsidiary.

MLC Capital, Inc., a Commonwealth of Virginia corporation, a wholly owned subsidiary.

MLC/GATX Leasing Corporation, a Colorado corporation, a 50% owned investment.

MLC Network Solutions, Inc., a Delaware corporation, a wholly owned subsidiary.

Educational Computer Concepts, Inc., a Commonwealth of Pennsylvania corporation, a wholly owned subsidiary.

MCL Federal, Inc., a Commonwealth of Virginia corporation, a wholly owned subsidiary.

MCL Leasing, S.A. de C.V., incorporated in Mexico, is a wholly owned subsidiary of MCL Group, Inc. and MLC Network Solutions, Inc.

PCPlus, Inc., a Commonwealth of Virginia corporation, a wholly owned subsidiary.